QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Media Inquiries:	Kurt Kadatz/Hejdi Feick	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	David Moneta	(877) 290-2772

News Release

TC PipeLines, LP Announces 2005 First Quarter Results

        CALGARY, Alberta — May 3, 2005 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) today reported first quarter 2005 net income of $13.4 million or $0.72 per unit (all amounts in U.S. dollars) compared to $13.7 million or $0.75 per unit in the first quarter of 2004. The decrease in net income is primarily due to lower equity income from Northern Border Pipeline Company.

        Cash generated in the first quarter of 2005 increased $1.9 million to $17.3 million compared to $15.4 million for the same period in 2004. This increase includes $4.1 million of cash distributed from the Partnership's investments in Northern Border Pipeline Company and Tuscarora Gas Transmission Company classified as return of capital. This increase in cash generated was primarily due to higher cash distributions from Northern Border Pipeline compared to the prior year.

        "Our first quarter 2005 net income remains relatively stable compared to the same period last year," said Ron Turner, president and chief executive officer of the general partner, TC PipeLines GP, Inc. "Our pipeline investments delivered strong cash flows in the first quarter which underpinned our cash distributions.

        "Northern Border Pipeline continues to face re-contracting risk in 2005. In the month of April, our share of Northern Border Pipeline's earnings were reduced by an estimated $1.8 million (Northern Border Pipeline's revenue reduction was estimated to be approximately $6 million) when compared to plan as a result of approximately 600 MMcf/d of firm capacity not contracted. Northern Border Pipeline has advised us that they believe further revenue reduction in 2005 is likely with the greatest potential for continued revenue shortfall occurring in the second quarter. Currently, Northern Border Pipeline estimates the potential revenue reduction in 2005 to be in the range of $15 million to $28 million, of which $5 million to $8 million would be the Partnership's share.

        "As a result of this, the Partnership's earnings and cashflows from Northern Border Pipeline will be lower in 2005 than expected. We believe, however, that our healthy distribution coverage ratio(1) that was expected to be approximately 1.36 times for 2005, coupled with our strong balance sheet, means we expect to be able to absorb this reduction and continue cash distributions to our unitholders. Even with potential revenue reduction in the range of $5 million to $8 million in 2005, our coverage ratio remains strong at approximately 1.26 times to 1.19 times" Turner said.

        On April 19, 2005, the Partnership announced its first quarter cash distribution in the amount of $0.575 per unit, payable to unitholders of record on April 29, 2005.

Financial Highlights

	Three months ended March 31
	2005	2004
	(unaudited) (millions of dollars except per unit amounts)
Net income	13.4	13.7
Per unit(1)	$0.72	$0.75
Cash generated from operations	13.2	13.4
Return of capital(2)	4.1	2.0
Cash distributions paid	10.7	10.1
Cash distributions declared per unit(3)	$0.575	$0.55
Units outstanding (millions)	17.5	17.5

(1)
Net income per unit is computed by dividing net income, after deduction of the general partner's allocation, by the number of common and subordinated units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

(2)
Current accounting practice requires the classification of cumulative cash distributions in excess of cumulative equity earnings to be reported as a return of capital.

(3)
The Partnership's 2005 first quarter cash distribution will be paid on May 13, 2005 to unitholders of record as of April 29, 2005.

Net Income

        The Partnership reported first quarter 2005 net income of $13.4 million or $0.72 per unit, a decrease of $0.3 million compared to $13.7 million or $0.75 per unit in the first quarter of 2004.

        Equity income from Northern Border Pipeline was $12.2 million in the first quarter of 2005 compared to $12.5 million in the same quarter of 2004. Northern Border Pipeline's revenues were lower and costs and expenses were higher in the first quarter of 2005 compared to the same period in 2004. The decrease in revenue is primarily due to the leap year which provided an additional day of transportation in 2004 compared to 2005. The increase in operations and maintenance expense is primarily due to increases in salary and benefit expenses. Equity income from Tuscarora was $2.0 million in the first quarter of 2005 compared to $1.8 million for the same period in 2004. This increase is primarily attributable to lower operating expenses resulting from the renegotiation of lower rates for maintenance contracts in 2005.

        The Partnership's first quarter 2005 general and administrative expenses of $0.5 million were approximately the same as in the first quarter of 2004. Financial charges of $0.3 million in the first quarter of 2005 increased compared to $0.1 million in the same period last year primarily due to higher average debt balances.

(1)
Reconciliation of non-GAAP financial measure: distribution coverage ratio is a non-GAAP financial measure defined as net cash available per unit divided by distribution per unit. Management believes that this is an important measure to assist the Partnership's investors in evaluating the Partnership's business performance and stability of distributions.

	Forecast for the year ended 2005	Assuming revenue reduction of $5 million	Assuming revenue reduction of $8 million
	(millions of U.S. dollars except per unit amounts)
Cash generated from operations	$51.9	$47.0	$44.0
Plus: Returns of capital	10.5	10.5	10.5
Less: Available cash to the General Partner	(7.6)	(6.9)	(6.5)
Net available cash to unitholders	54.8	50.6	48.0
Net available cash per unit (17.5 million units)	$3.13	$2.89	$2.74
Distribution coverage ratio (assuming $2.30 per unit)	1.36 times	1.26 times	1.19 times

Cash Flow

        The Partnership reported first quarter 2005 cash generated from operations of $13.2 million compared to $13.4 million in the first quarter of 2004. Cash generated from investments increased $1.9 million to $17.3 million in 2005 compared to $15.4 million for the same period in 2004 when including the portion of the cash distributions from Northern Border Pipeline and Tuscarora classified as return of capital.

        In the first quarter of 2005, the Partnership received a cash distribution from Northern Border Pipeline of $16.2 million, $4.0 million of which has been classified as return of capital, compared to $14.5 million in the first quarter of 2004, an increase of $1.7 million. The increase is primarily due to Northern Border Pipeline's higher fourth quarter cash flow in 2004 relative to the same period in 2003. The increased cash flow is primarily attributable to increased net income and decreased capital expenditures in the fourth quarter of 2004 compared to the fourth quarter of 2003. Distributions paid in the first quarter are based on the results of the fourth quarter of the previous year.

        Cash distributions from Tuscarora in the first quarter of 2005 were $2.1 million, including $0.1 million classified as return of capital, compared to $1.5 million in the first quarter of 2004, an increase of $0.6 million.

        In the first quarter of 2005, the Partnership paid an aggregate $10.7 million of cash distributions to unitholders and its general partner, compared to $10.1 million in the first quarter of 2004. This cash distribution, on a per unit basis, represents $0.575 per unit in the first quarter of 2005, compared to $0.55 per unit in the first quarter of 2004, as well as the general partner interest, including incentive distributions.

        In the first quarter of 2005, the Partnership repaid $6.5 million under its revolving credit facility, reducing the Partnership's outstanding debt balance to $30.0 million as at March 31, 2005.

Conference Call

        The Partnership will hold a conference call Wednesday, May 4, 2005 at 12 p.m. (Eastern). Ron Turner, president and chief executive officer of the general partner, will discuss the first quarter 2005 financial results and general developments and issues concerning the Partnership. Those interested in listening to the call may dial (866) 546-6145. A replay of the conference call will also be available two hours after the call and until midnight (Eastern), May 11, 2005 by dialing (800) 408-3053, then entering pass code 3150023.

        A live webcast of the conference call will also be available through the Partnership's website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

        TC PipeLines, LP is a publicly traded limited partnership. It owns a 30 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline, which is owned 70 per cent by Northern Border Partners, L.P., a publicly traded master limited partnership controlled by affiliates of ONEOK, Inc., owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects to TransCanada's GTN System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of the Partnership. Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol "TCLP." For more information about TC PipeLines, LP, visit the Partnership's Internet site at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

        This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as "believes," "expects," "intends," "forecasts," "projects," and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership's current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership's current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline's operator, the failure of a shipper on either one of the Partnership's pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership's filings with the Securities and Exchange Commission, including the Partnership's Annual Report on Form 10-K for the year ended December 31, 2004.

TC PipeLines, LP
FINANCIAL HIGHLIGHTS

Statement of Income

	Three months ended March 31
	2005	2004
	(unaudited) (millions of U.S. dollars except per unit amounts)
Equity income from investment in Northern Border Pipeline(1)	12.2	12.5
Equity income from investment in Tuscarora(2)	2.0	1.8
General and administrative expenses	(0.5)	(0.5)
Financial charges and other	(0.3)	(0.1)

Net income	13.4	13.7

Net income per unit(3)	$0.72	$0.75

Units outstanding (millions)	17.5	17.5

Balance Sheet

	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
	(millions of U.S. dollars)
ASSETS
Cash	2.6	2.5
Investment in Northern Border Pipeline(1)	286.0	290.1
Investment in Tuscarora(2)	39.4	39.5

	328.0	332.1

LIABILITIES AND PARTNERS' EQUITY
Accrued liabilities	0.5	0.7
Current portion of long-term debt	30.0	6.5
Long-term debt	—	30.0
Partners' equity	297.5	294.9

	328.0	332.1

Cash Flow Information

	Three months ended March 31
	2005	2004
	(unaudited) (millions of U.S. dollars)
Cash Generated From Operations
Distributions received from equity investments
Northern Border Pipeline Company	12.2	12.5
Tuscarora Gas Transmission Company	2.0	1.5
Changes in working capital and other	(1.0)	(0.6)

	13.2	13.4
Return of capital from Northern Border Pipeline Company	4.0	2.0
Return of capital from Tuscarora Gas Transmission Company	0.1	—

Cash Generated From Investments[*]	17.3	15.4
Investment in Northern Border Pipeline Company	—	(19.5)
Distributions paid	(10.7)	(10.1)
Long-term debt issued/(repaid)	(6.5)	9.0

Increase/(decrease) in cash	0.1	(5.2)

[*]
Reconciliation of non-GAAP financial measure: Cash generated from investments is a non-GAAP financial measure which includes cash generated from operations and return of capital. It is provided as a supplement to results reported in accordance with GAAP. Management believes that this is an important measure to assist the Partnership's investors in evaluating the Partnership's business performance.

(1)
Northern Border Pipeline Company

        TC PipeLines holds a 30 per cent general partner interest in Northern Border Pipeline Company. Summarized operating and financial information of Northern Border Pipeline for the three months ended March 31, 2005 and 2004 and as at March 31, 2005 and December 31, 2004 is as follows:

	Three months ended March 31
	2005	2004
	(unaudited)
Operating Results
Gas delivered (million cubic feet)	215,991	218,324
Average throughput (million cubic feet per day)	2,480	2,471
Financial Results(millions of U.S. dollars)
Operating revenue	82.8	83.3
Operating expenses
Operations and maintenance	9.6	9.1
Depreciation and amortization	14.4	14.5
Taxes other than income	7.8	7.9

Total operating expenses	31.8	31.5

Operating income	51.0	51.8
Interest expense, net	(10.6)	(10.2)
Other income	0.2	0.1

Net income	40.6	41.7

Capital Expenditures(millions of U.S. dollars)
Maintenance	4.4	0.1
Growth	0.3	0.2

	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
Summary Balance Sheet Data (millions of U.S. dollars)
Total assets	1,619.4	1,623.3

Other current liabilities and reserves and deferred credits	57.8	52.3
Long-term debt (including current maturities)	608.3	603.9
Partners' capital	949.9	963.3
Accumulated other comprehensive income	3.4	3.8

Total liabilities and partners' equity	1,619.4	1,623.3

(2)
Tuscarora Gas Transmission Company

TC PipeLines holds a 49 per cent general partner interest in Tuscarora Gas Transmission Company. Summarized operating and financial information of Tuscarora for the three months ended March 31, 2005 and 2004 and as at March 31, 2005 and December 31, 2004 is as follows:

	Three months ended March 31
	2005	2004
	(unaudited)
Operating Results
Gas delivered (million cubic feet)	9,230	7,925
Average throughput (million cubic feet per day)	101	87
Financial Results(millions of U.S. dollars)
Operating revenue	8.3	8.3
Operating expenses
Operations and maintenance	0.8	0.9
Depreciation and amortization	1.5	1.6
Taxes other than income	0.3	0.3

Total operating expenses	2.6	2.8

Operating income	5.7	5.5
Interest expense, net	(1.5)	(1.5)

Net income	4.2	4.0

Capital Expenditures (millions of U.S. dollars)
Maintenance	0.1	0.1
Growth	0.1	0.1

	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
Total assets	146.6	144.9

Other current liabilities and reserves and deferred credits	3.7	2.0
Long-term debt (including current maturities)	80.8	80.8
Partners' capital	62.0	62.0
Accumulated other comprehensive income	0.1	0.1

Total liabilities and partners' equity	146.6	144.9

(3)
Net income per unit is computed by dividing net income, after deduction of the general partner's allocation, by the number of common and subordinated units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

QuickLinks

  Exhibit 99.1